Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Sonic Solutions
Novato, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-112523, No. 333-103624, and No. 333-102396) and Form S-8 (No. 333-127627) of Sonic Solutions of our reports dated June 21, 2008 relating to the consolidated financial statements and schedule, and the effectiveness of Sonic Solutions’ internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10K.

BDO Seidman, LLP
San Francisco, California
June 21, 2008